Exhibit 99.1

CytomX Therapeutics Reports Third Quarter 2024 Financial Results and Provides Business Update

- Phase 1a dose escalation for CX-904 (EGFR-CD3 PROBODY® T-cell engager) continues to advance. Potential Phase 1b initiation in 2025. -

- Phase 1 study of CX-2051 (EpCAM PROBODY® ADC) in advanced colorectal cancer (CRC) is currently in the fifth dose escalation cohort. Initial data anticipated in the first half of 2025. -

- Phase 1 study of CX-801 (interferon alpha-2b PROBODY® cytokine) as monotherapy and in combination with KEYTRUDA® is ongoing with a primary focus in melanoma. Initial data anticipated in the second half of 2025. -

- Management to hold conference call today at 5 p.m. EST / 2 p.m. PST. -

SOUTH SAN FRANCISCO, Calif., November 7, 2024 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of masked, conditionally activated biologics, today reported third quarter 2024 financial results and provided a business update.

“We are encouraged by the progress during Q3 across our clinical pipeline including the ongoing Phase 1a evaluation of CX-904 and robust early enrollment for the CX-2051 Phase 1 study in colorectal cancer,” said Sean McCarthy, D.Phil., chief executive officer and chairman of CytomX. “We continue to explore the optimal dose and schedule for CX-904 to enable potential initiation of tumor-specific Phase 1b cohorts in 2025. Regarding CX-2051, our successful continued escalation to higher dose levels reflects the favorable tolerability profile observed to date for this first in class antibody drug conjugate directed against EpCAM, a very high potential but previously undruggable target expressed in many cancer types. We are also thrilled to have treated the first patient in the Phase 1 study of CX-801, reinforcing the multi-modality breadth of the PROBODY® therapeutic platform and our ongoing commitment to addressing as many areas of unmet need as we can with our technology,” continued Dr. McCarthy.

Third Quarter Business Highlights and Recent Developments

Pipeline

CX-904, PROBODY® T-cell-engager (TCE) targeted to EGFRxCD3; Phase 1a dose escalation and optimization continue.

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Preliminary data from 35 patients were presented on May 8, 2024, based on a data cutoff of April 16, 2024, including non-step and step dosing cohorts up to a target dose of 10 mg.
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CX-904 has now cleared the 15 mg target dose level, utilizing a step-dose schedule. Dose escalation and optimization continue in pancreatic ductal adenocarcinoma, head and neck squamous cell carcinoma, and non-small cell lung cancer. A maximum tolerated dose for step-dosing has not yet been reached.

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Potential Phase 1b initiation in one or more tumor types is anticipated in 2025 pending the selection of an optimized dose and schedule and alignment with our global development partner, Amgen.

CX-2051, a first in class EpCAM-directed PROBODY® antibody drug conjugate; Phase 1a dose escalation continues.

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The Phase 1 study of CX-2051 was initiated in Q2 2024 and is currently focused in metastatic colorectal cancer, one of many tumor types in which high expression of EpCAM has been documented. EpCAM expression levels in the Phase 1 study are being assessed retrospectively and are anticipated to be high in the majority of CRC patients.
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The CX-2051 payload, a next generation topoisomerase-1 inhibitor licensed from AbbVie (formerly Immunogen), is tailored to specific EpCAM-expressing indications, including colorectal cancer, and includes a payload-antibody linker designed to drive bystander effect, contributing to anti-tumor activity.
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The study is currently enrolling the fifth dose escalation cohort with favorable safety and tolerability having been observed to date.
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Initial Phase 1a data are expected in the first half 2025.

CX-801, PROBODY® interferon-alpha 2b; Phase 1a dose escalation study initiated.

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In Q3 2024, the first patient was dosed in the CX-801 Phase 1 study.
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Phase 1 dose escalation is ongoing with a primary focus in melanoma. The study will evaluate safety and initial clinical activity for CX-801 monotherapy and for CX-801 in combination with KEYTRUDA.
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Initial Phase 1a data are expected in the second half of 2025.

Q3 2024 Financial Results

Cash, cash equivalents and investments totaled $117.6 million as of September 30, 2024, compared to $137.2 million as of June 30, 2024. Based our current operating plan, we expect our existing capital resources will be sufficient to fund operations to the end of 2025, not including the impact of potential milestones that may be earned in our existing collaborations.

Total revenue was $33.4 million for the three months ended September 30, 2024 compared to $26.4 million for the corresponding period in 2023. The increase in revenue was driven primarily by a higher percentage of completion of research activities related to the collaboration with Bristol Myers Squibb.

Research and development expenses increased by $4.9 million for the three months ended September 30, 2024 to $21.4 million, compared to $16.5 million for the corresponding period of 2023 primarily due to increased clinical and manufacturing activities for CX-2051 and clinical-related expenses for CX-904.

General and administrative expenses increased by $1.1 million for the three months ended September 30, 2024 to 8.0 million, compared to the corresponding period of 2023, primarily due to higher professional services expenses supporting intellectual property related activities and internal controls.

Conference Call & Webcast

CytomX management will host a conference call and simultaneous webcast today at 5 p.m. EST (2 p.m. PST) to discuss the financial results and provide a business update. Participants may access the live webcast of the conference call from the Events and Presentations page of CytomX’s website at https://ir.cytomx.com/events-and-presentations. Participants may register for the conference call here and are advised to do so at least 10 minutes prior to joining the call. An archived replay of the webcast will be available on the company’s website.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company focused on developing novel conditionally activated, masked biologics designed to be localized to the tumor microenvironment. By pioneering a novel pipeline of localized biologics, powered by its PROBODY® therapeutic platform, CytomX’s vision is to create safer, more effective therapies for the treatment of cancer. CytomX’s robust and differentiated pipeline comprises therapeutic candidates across multiple treatment modalities including antibody-drug conjugates (“ADCs”), T-cell engagers, and immune modulators such as cytokines. CytomX’s clinical-stage pipeline includes CX-904, CX-2051 and CX-801. CX-904 is a masked, conditionally activated T-cell-engaging bispecific antibody targeting the epidermal growth factor receptor (EGFR) on tumor cells and the CD3 receptor on T cells. CX-904 is partnered with Amgen in a global co-development alliance. CX-2051 is a masked, conditionally activated ADC directed toward epithelial cell adhesion molecule (EpCAM) and armed with a topoisomerase-1 inhibitor payload. CX-2051 has potential applicability across multiple EpCAM-expressing epithelial cancers and was discovered in collaboration with ImmunoGen, now part of AbbVie. CX-801 is a masked interferon alpha-2b PROBODY® cytokine with broad potential applicability in traditionally immuno-oncology sensitive as well as insensitive (cold) tumors. CytomX has established strategic collaborations with multiple leaders in oncology, including Amgen, Astellas, Bristol Myers Squibb, Regeneron and Moderna. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit www.cytomx.com and follow us on LinkedIn and X (formerly Twitter).

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements, including those related to the future potential of partnerships or collaboration agreements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including CX-904, CX-2051, and CX-801, the potential benefits or applications of CytomX’s PROBODY® therapeutic platform, CytomX’s or its collaborative partners’ ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of CX-904, CX-2051 and CX-804 and the timing of initial and ongoing data availability for our clinical trials, including CX-904, CX-2051 and CX-801, and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel PROBODY® therapeutic technology; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the possibility that the results of preclinical research and early clinical trials, including initial CX-904 results, may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of CX-904, CX-801, and CX-2051; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; possible regulatory developments in the United States and foreign countries; and the risk that we may incur higher costs than expected for research and development or unexpected costs and expenses. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2024. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

PROBODY is a U.S. registered trademark of CytomX Therapeutics, Inc.

Company Contact:

Chris Ogden

SVP, Chief Financial Officer

cogden@cytomx.com

Investor Contact:

Precision AQ (formerly Stern Investor Relations)

Stephanie Ascher

Stephanie.Ascher@precisionaq.com

Media Contact:

Redhouse Communications

Teri Dahlman

teri@redhousecomms.com

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues	$33,432	$26,384	$100,010	$74,607
Operating expenses:
Research and development	21,368	16,448	68,592	58,294
General and administrative	7,953	6,813	24,102	22,191
Total operating expenses	29,321	23,261	92,694	80,485
Income (loss) from operations	4,111	3,123	7,316	(5,878)
Interest income	1,693	2,699	5,858	7,334
Other (expense) income, net	(7)	(7)	(19)	(39)
Income before income taxes	5,797	5,815	13,155	1,417
Provision for income taxes	61	2,823	162	2,823
Net income (loss)	5,736	2,992	12,993	(1,406)
Other comprehensive income (loss):
Unrealized gain (loss) on investments, net of tax	44	(98)	(55)	(73)
Total comprehensive income (loss)	$5,780	$2,894	$12,938	$(1,479)

Net income (loss) per share:
Basic	$0.07	$0.04	$0.15	$(0.02)
Diluted	$0.07	$0.04	$0.15	$(0.02)
Shares used to compute net income (loss) per share
Basic	85,093,227	80,731,951	84,005,093	71,225,433
Diluted	85,204,709	80,991,722	84,428,843	71,225,433

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2024	2023
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$40,576	$17,171
Short-term investments	77,012	157,338
Accounts receivable	3,352	3,432
Prepaid expenses and other current assets	3,240	4,995
Total current assets	124,180	182,936
Property and equipment, net	2,942	3,958
Intangible assets, net	620	729
Goodwill	949	949
Restricted cash	1,027	917
Operating lease right-of-use asset	9,193	12,220
Other assets	70	83
Total assets	$138,981	$201,792
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$1,422	$1,458
Accrued liabilities	16,742	17,599
Operating lease liabilities - short term	5,001	4,589
Deferred revenue, current portion	96,063	132,267
Total current liabilities	119,228	155,913
Deferred revenue, net of current portion	33,556	80,048
Operating lease liabilities - long term	5,596	9,385
Other long term liabilities	4,053	3,893
Total liabilities	162,433	249,239
Commitments and contingencies
Stockholders' deficit:
Convertible preferred stock	—	—
Common stock	1	1
Additional paid-in capital	686,962	675,905
Accumulated other comprehensive income	40	95
Accumulated deficit	(710,455)	(723,448)
Total stockholders' deficit	(23,452)	(47,447)
Total liabilities and stockholders' deficit	$138,981	$201,792

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(1)
The condensed balance sheet as of December 31, 2023 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.